Exhibit 10.2


             SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the "Agreement") is made effective as of November 1, 2003, between Competitive Technologies, Inc., a Delaware corporation with an office and place of business at 1960 Bronson Road, Fairfield, Connecticut ("Employer"), and Frank R. McPike, Jr. whose address is currently 46 Poplar Road, Ridgefield, CT 06877 ("Employee"). Employer and Employee agree that:

1.0 Last Day of Employment. Employee's last day of employment with Employer was November 1, 2003.

2.0 Consideration. In consideration for Employee's entering into and signing this Agreement and compliance with the promises made herein, Employer shall provide to Employee the following severance benefits to which the Employee would not otherwise be entitled:

     (a) Employer shall pay to Employee the sum of One Hundred Twelve Thousand and Five Hundred Dollars ($112,500.00), less lawful deductions (the "Severance Payment"). Employer shall make the Severance Payment to Employee within fourteen (14) days after Employer's receipt of funds pursuant to that certain Agreement dated August 1, 1993 (the "UCF Agreement) between The University of Colorado Foundation, Inc, and Employer (f/k/a University Patents, Inc.) concerning litigation entitled The University of Colorado Foundation, Inc., et al. v. American Cyanamid Company, Docket No. 02-1587 currently pending in the United States Court of Appeals for the Federal Circuit; provided, however, that notwithstanding anything to the contrary contained herein, no Severance Payment shall be due from Employer to Employee unless and until Employer receives funds pursuant to the UCF Agreement that are sufficient to make the Severance Payment. However, should Employer continue to assign portions of the anticipated Materna award to be received pursuant to the UCF Agreement to third party purchasers, Employer agrees to pay Employee 3.237% of future amounts of the Materna award assigned to such third party purchaser(s) and 3.237% of any balance due to Employer from such award, within fourteen (14) days after Employer's receipt of funds pursuant to the UCF Agreement. However, in no event shall the total amount paid to Employee by Employer under this subparagraph exceed One Hundred Twelve Thousand Five Hundred Dollars ($112,500.00).

     (b) Employer shall promptly transfer to Employee title to the 1999 Toyota Camry XLE, VIN4T1BG28K7XU891361 previously provided by Employer for Employee's use.

     (c) Employer shall pay to Employee the sum of Four Thousand Seven Hundred Three and 70/100 Dollars ($4,703.70), less lawful deductions, which sum shall be paid to Employee promptly following Employee's execution and delivery to Employer of both this Agreement and a letter in the form of Exhibit A attached hereto (which shall be dated, signed and returned by Employee to Employer after the expiration of the revocation period described in Section 4 below).

     (d) Employer shall extend the expiration date on stock option grants issued to the Employee to the earlier of ten (10) years from the date of issue of the grant or three (3) years from the Last Day of Employment listed in Section 1 hereof.

3.0 No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive the consideration specified in Section 2 above except for his execution of this Agreement and fulfillment of the promises contained herein.

     (a) Effective as of the Last Date of Employment, Employee agrees to resign from the Board of Directors of any Employer affiliates and/or subsidiaries, including, but not limited to the following:

               Melanotan Corporation
               Innovation Partners International, Inc.
               Digital Acorns
               Life Sciences Acorns
               CTT Acquisition Corp.
               Vector Vision, Inc.
               University Optical Products
               Genetic Technology Management

4.0 Revocation. Employee may revoke his acceptance of this Agreement for a period of seven (7) days following the day Employee executes this Agreement (the "revocation period"). If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. This Agreement shall not become effective or enforceable until the revocation period has expired and Employee has executed and returned to Employer both this Agreement and a letter in the form of Exhibit A attached hereto (which must be dated, signed and returned by Employee to Employer after the expiration of the revocation period but no more than ten (10) days after the date Employee executes this Agreement).

5.0 General Release of Claims. Employee knowingly and voluntarily releases and forever discharges Employer of and from any and all liabilities, debts, obligations, promises, covenants, agreements, contracts, controversies, suits, actions, causes of action, judgments, executions, damages, and/or claims of any nature whatsoever, whether known and unknown, which Employee has or may have against Employer as of the date of Employee's execution of this Agreement, including without limitation any claims for alleged violations of, or any claims relating to:

     -    The National Labor Relations Act, as amended;
     -    Title VII of the Civil Rights Act of 1964, as amended;
     -    Sections 1981 through 1988 of Title 42 of the United States
          Code;
     - The Employee Retirement Income Security Act of 1974, as amended;
     -    The Immigration Reform Control Act, as amended;
     -    The Americans With Disabilities Act of 1990, as amended;
     - The Age Discrimination in Employment Act of 1967, as amended;
     -    The Family and Medical Leave Act of 1993, as amended;
     -    The Fair Labor Standards Act of 1938, as amended;
     -    The Occupational Safety and Health Act, as amended;
     - The Consolidated Omnibus Budget Reconciliation Act, as amended;
     -    The Connecticut Family and Medical Leave Act;
     - The Connecticut Human Rights and Opportunities laws, as amended;
     -    The Connecticut Fair Employment Practices Act, as amended;
     -    The Connecticut Minimum Wage Law, as amended;
     -    The Equal Pay Law for Connecticut, as amended;
     - any other federal, state or local civil or human rights law or any other federal, state or local law, regulation or ordinance;
     -    any public policy, contract, tort, or common law; and
     - any right to recover costs, fees, or other expenses, including attorneys' fees, incurred in these matters.

As used in this Section 5, the term "Employer" shall be deemed to include Employer and Employer's affiliates, subsidiaries, divisions, successors and assigns, and the current and former officers, directors, employees, shareholders and agents thereof.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall be deemed to release or affect in any way the Employee's rights, if any, with respect to (i) any options granted to Employee under the Competitive Technologies, Inc. Restated Key Employees' Stock Option Plan or the Competitive Technologies, Inc. 1997 Employees' Stock Option Plan As Amended January 24, 2003, (ii) the Competitive Technologies, Inc. 401(k) Plan; or, (iii) Employee's rights pursuant to the Indemnification provisions (Section 4.01) of the Company's By-Laws as amended November 23, 1997.

6.0 No Charges or Complaints. Employee waives his right to file any charge, complaint or action against Employer, and/or to participate in any charge, complaint or action against Employer which may be made by any other person or organization on Employee's behalf, before any federal, state or local court or administrative agency. Employee represents that he is not aware of any factual basis for any such charge, complaint or action, and should any such charge, complaint or action be filed, Employee agrees that he will not accept any relief or recovery therefrom.

7.0 No Disparagement. Employee agrees that he shall not utter disparaging remarks or defamation, oral or written, with respect to Employer or concerning the business, affairs, operations, financial condition, character, performance or any other information or actions (past, present or future) of Employer. Employee shall have the right to approve the content of any press release that Employer may choose to issue concerning the termination of Employee's employment with Employer, provided, however, that Employee's prior approval right as set forth herein shall be exercised reasonably by Employee.

8.0  Non-Disclosure of Confidential Information.

     (a) As used in this Agreement, the term "Confidential Information" means all items, materials and information which belong to Employer and are not generally known to the public, or which have been confidentially provided to Employer by its customers or other third parties, and which are related to the business and operations of Employer (or its customers or other third parties) and were disclosed to Employee during the course of Employee's employment with Employer. Confidential Information includes, but is not limited to, items, materials and information concerning: trade secrets (as defined by applicable law); methods of operation; non-public know-how of Employer or customers of Employer; customer account information, lists and data; pricing data, policies and procedures; estimating procedures; sources of business; marketing plans or strategies; the existence and contents of agreements; financial information, data, statements or accounts; technology owned by customers or third parties and disclosed to, licensed, marketed or otherwise used by Employer in its business; and all documentation, reports and data (recorded in any form, electronically or otherwise) relating to the foregoing. Confidential Information does not include anything described above (i) which was known to Employee before his employment with Employer, or (ii) which is generally known to the public, unless it became generally known through an act or failure to act of Employee, in which case it shall remain Confidential Information.

     (b) Employee acknowledges that Employer in the ordinary course of its business develops, possesses, uses and acquires Confidential Information relating to the business and operations of Employer, and Confidential Information belonging to customers of Employer and third parties; that Confidential Information is a valuable and unique asset of Employer, or of the customers of Employer or third parties who have furnished it to Employer; and that such Confidential Information must be maintained under strict confidentiality in order for Employer to maintain a competitive position in its business and operations, and attract and keep customers.

     (c) Employee understands and agrees that Confidential Information was only disclosed to Employee in confidence and for use by Employee solely in connection with his/her job for Employer. If Employee is in doubt as to whether any items, materials or information he/she has received in the course of his/her job with Employer constitute Confidential Information, Employee will treat such items, materials or information as Confidential Information. In the event of a dispute between Employee and Employer as to whether specific items, materials or information constitute Confidential Information, the items, materials or information in dispute shall be presumed to be Confidential Information, and the Employee shall have the burden of proving that the items, materials or information in dispute are not Confidential Information.

     (d) During the period of his employment with Employer and for an additional period ending three (3) years after the termination of Employee's employment with Employer, Employee shall not, without the prior written authorization of Employer, use for Employee's own benefit or disclose to any person or entity, either directly or indirectly, any and all Confidential Information.

9.0  Non-Solicitation of Customers; No Work For Customers.

     (a) For a period ending six (6) months after the date of termination of Employee's employment with Employer, Employee will not, either directly or indirectly, solicit on behalf of any person or entity other than Employer (including but not limited to the Employee himself), the business of any customer or prospective customer of Employer (i) whose needs became known to Employee during the term of his employment with the Corporation, or (ii) with whom Employee had any dealings as a result of his employment with Employer at any time during the two (2) years immediately preceding the termination of Employee's employment with Employer, wherein such solicitation involves any service or product that is similar to or in competition with any service or product of Employer either existing or in the process of being developed at the time of the termination of Employee's employment with Employer.

     (b) For a period ending six (6) months after the date of termination of Employee's employment with Employer, Employee will not, either directly or indirectly, perform work for any customer or prospective customer of Employer (i) whose needs became known to the Employee during the term of his employment with Employer, or (ii) with whom Employee had any dealings as a result of his employment with Employer at any time during the two (2) years immediately preceding the termination of Employee's employment with Employer, wherein such work involves any service or product that is similar to or in competition with any service or product of Employer either existing or in the process of being developed at the time of the termination of Employee's employment with Employer.

10.0 Confidentiality of Agreement. Employee and Employer agree that the existence and substance of this Agreement shall remain confidential, and that the existence or substance of this Agreement may be only be disclosed: (i) as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement, or in any proceeding in which this Agreement provides a defense thereto; (ii) in response to a valid subpoena or court order; (iii) in response to any lawful request of the Internal Revenue Service or other governmental agency; (iv) in connection with the usual legal, accounting or auditing requirements of Employer; and (v) by the parties to their legal counsel. Except as provided herein, Employer, Employee and their counsel shall not publicize or disclose to anyone the fact of, the terms of, or the amounts of payments made pursuant to this Agreement. In the event of any breach of the obligations set forth in this paragraph by Employee or Employee's representatives, Employee shall immediately reimburse and repay to Employer all amounts paid by Employer to Employee pursuant to this Agreement.

11.0 Governing Law and Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by and construed and enforced in accordance with the laws of the State of Connecticut (without giving effect to Connecticut's principles of conflicts of law). Employee consents to the jurisdiction and exclusive venue of the State and/or federal courts in Connecticut in any litigation concerning this Agreement or its enforcement.

12.0 Severability. Both Employee and Employer acknowledge and agree that the restrictions and obligations imposed on the Employee by virtue of this Agreement are, in light of the circumstances, fair and reasonable, and are reasonably required for the protection of Employer. Furthermore, it is the intent of the parties that this Agreement be enforceable to the fullest extent permitted by applicable law. Accordingly, if any provision of this Agreement as presently written should be construed to be illegal, invalid or unenforceable, said illegal, invalid or unenforceable provision shall be deemed to be amended and construed to have the broadest scope permissible (Employee and Employer intending and agreeing that any provision of this Agreement may be reformed to have the broadest scope permitted by applicable law), and if no validating amendment or construction is possible, shall be severable from the rest of this Agreement, and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby; provided, however, that if any portion of the general release language contained in Section 5 of this Agreement should be ruled unenforceable as a result of any action by or on behalf of Employee, Employee shall immediately return to Employer the consideration paid to Employee by Employer under this Agreement.

13.0 Entire Agreement; Modification; Binding Effect.

     (a) This Agreement, consisting of eight (8) pages (which includes the signature page and Exhibit A), sets forth the entire agreement of the parties concerning its subject matter and shall supersede the terms of any other agreement, representation or understanding (whether oral or written) between Employee and Employer concerning the subject matter of this Agreement.

     (b) This Agreement may only changed or modified in a writing signed by both the Employee and the President or General
Counsel of Employer wherein specific reference is made to this Agreement.

     (c) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal or legal representatives, successors and assigns.

14.0 Non-Waiver. Any delay or failure by either party to exercise any right under this Agreement, or any party's partial exercise of any right under this Agreement, shall not constitute a waiver of such right or any other right. The waiver by either party of any particular breach of this Agreement or right hereunder shall not operate or be construed as a waiver of any other breach of this Agreement or right hereunder, and no such waiver shall be effective unless set forth in writing by the Employee or the President or General Counsel of Employer.

15.0 Miscellaneous Provisions.

     (a) Any caption contained in this Agreement is for convenience only and shall not be deemed a substantive part of this Agreement. As used herein, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so indicates.

     (b) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

16.0 Cooperation.

     (a) In connection with any lawsuit, administrative proceeding or other dispute that in any way involves Employee's conduct, activities or knowledge of matters arising during Employee's employment with Employer, Employee shall cooperate with Employer and upon Employer's request shall provide complete and truthful information (by way of testimony, affidavits or otherwise as may reasonably be requested by Employer) concerning Employee's conduct, activities or knowledge of matters arising during Employee's employment with Employer. Employer agrees to reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee in providing such cooperation.

     (b) Employer and/or members of the Employer's Board of Directors agree to cooperate with Employee and, if required, shall provide complete and truthful information (by way of testimony, affidavits, etc.) in connection with the SEC investigation in the matter of trading in the Company's stock.

17.0 No Admission of Wrongdoing. Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or any unlawful conduct of any kind.

18.0 NO JURY TRIAL.

EMPLOYEE WAIVES ANY RIGHT TO A JURY TRIAL IN ANY LITIGATION
CONCERNING THIS AGREEMENT INCLUDING, BUT NOT LIMITED TO, ANY
LITIGATION CONCERNING A BREACH OF THIS AGREEMENT OR ENFORCEMENT
OF ITS TERMS OR CONDITIONS.

19.0 Agreement Read and Understood. Employee acknowledges that he has read and understands this Agreement, and that he understands that this Agreement includes a full and final release of all of his claims and potential claims against Employer as of the date of this Agreement.

EMPLOYEE HAS BEEN ADVISED THAT HE HAS AT LEAST TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT. HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH ABOVE, EMPLOYEE FREELY AND KNOWINGLY, WITHOUT COERCION OR DURESS, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ANY AND ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily execute this Agreement as of the dates set forth below:

                                   EMPLOYEE:


Dated:       12/9/03               By:  s/Frank R. McPike, Jr.
                                   Frank R. McPike, Jr.


                                   COMPETITIVE TECHNOLOGIES, INC.


Dated:       12/4/03               By:  s/John B. Nano
                                   John B. Nano
                                   President and Chief Executive
                                   Officer

                           EXHIBIT A

Competitive Technologies, Inc.
Attn.:  John B. Nano
        President and CEO
1960 Bronson Road
Fairfield, CT  06824

                                   Dated:  ______________

     Re:  Severance Agreement and General Release


Dear John:

     On ____________________ [INSERT DATE], I executed a
Severance Agreement and General Release (the "Agreement") between
Competitive Technologies, Inc. ("CTT") and me. I was advised by CTT in writing to consult with an attorney of my choosing prior to executing the Agreement.

     More than seven (7) days have passed since I executed the Agreement. I have at no time revoked my acceptance of the Agreement, and I hereby reaffirm my acceptance of the Agreement. Therefore, in accordance with the terms of the Agreement, I request payment of the severance benefits described in the Agreement.

                              Very truly yours,




                              Frank R. McPike, Jr.